NEWS RELEASE


FOR RELEASE IMMEDIATELY                      CONTACT:
NOVEMBER 2, 2004                             FRED RICKERT
                                             808/877-3871
                                             808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2004 3rd QUARTER RESULTS

     Kahului, Hawaii, November 2...Maui Land & Pineapple Company, Inc. (AMEX:MLP) reported a net loss of $2,153,000 ($0.30 per share) for the third quarter of 2004 compared to net income of $9,448,000 ($1.31 per share) for the third quarter of 2003. For the first nine months of 2004, the Company had a net loss of $3,008,000 ($0.42 per share) compared to net income of $4,790,000 ($0.66 per share) for the first nine months of 2003.

     Lower results from the Company's Pineapple, Resort and Commercial & Property segments were partially offset by improved results from the Development segment. In the third quarter of 2004, the sale of lots at Plantation Estates Phase III (sold as "Honolua Ridge") began and through September 30, ten lot sales had closed escrow, contributing $2.7 million to the Development segment operating profit. The Company is recognizing revenues from Honolua Ridge lot sales on the percentage-of-completion method as the subdivision improvements are completed.

     "Results reflect continued investments in all segments," said David C. Cole, Chairman, President & CEO of the Company.
"At Kapalua we concluded our first health and wellness event and closed on the purchase of the Kapalua Bay Hotel in partnership with Marriott International and Exclusive Resorts. On the development side, we continued to expand our planning and entitlement capacity while commencing sales of Honolua Ridge.
The Pineapple Company experienced high seed development, planting and cultivation costs as we worked to expand our fresh fruit operations."

     Consolidated revenues for the third quarter of 2004 decreased by $15.8 million (31%) to $34.7 million, compared to $50.5 million for the third quarter of 2003. For the first nine months of 2004, consolidated revenues declined by $11.7 million (10%) to $105.0 million, compared to $116.7 million for the first nine months of 2003.

     The Company's net income for the third quarter and first nine months of 2003 included the Company's $1.9 million gain (pre-tax) from the sale of the Napili Plaza in August 2003 and $13.5 million (pre-tax) attributable to the September 2003 sale of Queen Kaahumanu Center (primarily representing the reversal of the accumulated losses of joint venture in excess of investment).

     Consolidated interest expense was lower by 60% and 52%, respectively, for the third quarter and first nine months of 2004 primarily because of lower average borrowings.

     The Pineapple segment produced an operating loss from continuing operations of $3.4 million in the third quarter of 2004 compared to an operating loss of $133,000 in the third quarter of 2003 as it continues with the restructuring strategy. Revenues from Pineapple operations decreased by $6.6 million (26%) to $19.0 million for the third quarter of 2004 compared to $25.6 million for the third quarter of 2003. For the first nine months of 2004, the Pineapple segment incurred an operating loss of $7.4 million compared to an operating loss of $6.1 million for the first nine months of 2003. Pineapple segment revenues for the first nine months of 2004 decreased by $6.5 million (10%) to $57.6 million compared to $64.1 million for the first nine months of 2003. Pineapple revenues for the third quarter and first nine months of 2003 included nonrecurring cash receipts of $2 million and $3 million, respectively, related to settlement of legal issues. In the third quarter of 2004, the Company wrote off Pineapple segment property and equipment with a net book value of $1.3 million because these assets were determined to be in excess of the Company's current and future needs.

     The volume of canned pineapple sales decreased and the volume of fresh fruit sales increased in the third quarter and first nine months of 2004 compared to the same periods in 2003. The average sales prices for canned pineapple were 7% and 10% higher in the third quarter and first nine months of 2004, respectively, compared to the same periods in 2003; and fresh pineapple average sales prices were approximately static for both periods reflecting soft market conditions.

     The average unit cost of sales for the Company's pineapple was higher for the three month and nine month periods ended September 30, 2004 than in the comparable periods in 2003 because of higher costs incurred at the plantations due to increased crop maintenance and seed development, and higher per unit cannery costs primarily because of packing a lower number of cases of pineapple in 2004. Shipping and marketing costs for the Pineapple segment were considerably lower in the third quarter and first nine months of 2004 compared to the same periods in 2003 because of increased use of surface shipment in 2004. The Company was able to increase use of surface shipment, which is less costly, because of the extended shelf life of its pineapple due to improved post-harvest practices.

     The reduction in the third quarter and first nine months of 2004 of canned pineapple sales volume and the increase in fresh fruit sales volume is in line with the Company's plan to shift its production focus to the fresh fruit business, while continuing to maintain an optimal level of canning operations. Coinciding with this strategic shift, in 2004 the Company implemented changes to its agronomic and other operating practices in an effort to produce a more consistent and predictable supply of fruit, as well as a higher quality fruit with a greater shelf life. Considerable investment will be made in 2004 (estimated to be almost $5.4 million or more than twice the average of the prior two years) for field preparation and seed development in order to accomplish the shift in production goals; however, because of the long pineapple growing cycle (18 to 23 months for the first crop), the benefit of most changes implemented in 2004 will not be reflected in the results until later in 2005 through 2008.

     The Resort segment produced an operating loss of $835,000 for the third quarter of 2004, compared to an operating loss of $12,000 for the third quarter of 2003. Revenues from the resort segment increased by $447,000 (4%) to $11.4 million compared to $11.0 million for the third quarter of 2003. For the first nine months of 2004, the Resort segment produced an operating profit of $151,000 compared to an operating profit of $363,000 for the first nine months of 2003. Revenues for the first nine months of 2004 increased by $3.7 million (11%) to $37.8 million compared to $34.1 million for the first nine months of 2003.

     The Resort segment reported increased hotel and condominium occupancies, as well as increases in paid rounds of golf and higher merchandise sales for the third quarter and first nine months of 2004 compared to the same periods in 2003. However, higher operating expenses because of new union contracts, costs for deferred maintenance of facilities, expenses to enforce and protect the Kapalua trade name, and outside consultant costs related to repositioning and upgrading several areas of the resort resulted in lower net results for the third quarter and first nine months of 2004.

     The Development segment reported an operating profit of $1.7 million for the third quarter of 2004 compared to an operating loss of $350,000 for the third quarter of 2003. For the first nine months of 2004, Development had an operating profit of $5.1 million compared to operating profit of $29,000 for the first nine months of 2003. Revenues from Development operations were $4.2 million for the third quarter of 2004 compared to $166,000 for the third quarter of 2003. For the first nine months of 2004, Development revenues were $9.4 million compared to $3.9 million for the same period in 2003. As mentioned above, sales of lots at Honolua Ridge contributed $2.7 million to the segment's operating profit for the third quarter of 2004. Development segment results for the first nine months of 2004 also include the sale of a 6.5-acre conservation-zoned parcel at Kapalua, which contributed $4.0 million to operating profit for the first nine months of 2004.

             *        *        *        *        *








                  MAUI LAND & PINEAPPLE COMPANY, INC.
                   Report of Consolidated Operations
                              (Unaudited)
            (Dollars in Thousands Except Per Share Amounts)

                            Three Months Ended      Nine Months Ended
                               September 30            September 30
                              2004      2003          2004     2003
Revenues
  Pineapple                $ 19,008  $ 25,651      $ 57,620 $ 64,136
  Resort                     11,399    10,952        37,812   34,111
  Development                 4,174       166         9,399    3,868
  Commercial & Property         147    13,697           178   14,591
  Other                          --        50             3       31
Total Revenues               34,728    50,516       105,012  116,737

Operating Profit (Loss)
  Pineapple                  (3,445)     (133)       (7,386)  (6,074)
  Resort                       (835)      (12)          151      363
  Development                 1,662      (350)        5,087       29
  Commercial & Property         144    13,519           142   13,062
  Other (primarily unallocated
    corporate expense)         (685)     (238)       (1,828)  (1,457)
Total Operating Income
  (Loss)                     (3,159)   12,786        (3,834)   5,923
Interest Expense               (314)     (791)         (966)  (2,013)
Income Tax (Expense) Benefit  1,240    (3,414)        1,678   (1,214)

Income (Loss) - Continuing
  Operations                 (2,233)    8,581        (3,122)   2,696

Income - Discontinued
  Operations                     80       867           114    2,094

Net Income (Loss)           $(2,153)  $ 9,448       $(3,008)  $4,790


Earnings Per Common Share - basic and diluted
  Income (Loss) - Continuing
     Operations                (.31)     1.19          (.43)     .37
  Income - Discontinued
    Operations                  .01       .12           .01      .29
  Net Income (Loss)         $  (.30)  $  1.31       $  (.42)  $  .66

Average Common Shares Outstanding
  Basic and Diluted       7,197,819  7,195,800    7,196,485  7,195,800


NOTE:
The Company's reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year. Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.

In 2004, the Company reorganized its reportable business segments and prior year amounts were restated for comparability. The new Development segment is primarily comprised of all of the Company's real estate entitlement, development, construction and sales activity. These activities were previously reported as part of the Resort segment or the Commercial & Property segment. The Resort segment now includes the operation of recreation and retail facilities and utility companies and property management activities at the Kapalua Resort.